Exhibit 99.2

Don Volk

Thank you, Gwenn Today we will review Kenexa’s second quarter 2006 results, which were announced after the market closed this afternoon. We will also provide guidance for the third quarter and full year 2006, after which we will open up the forum to questions.

Before we begin, let me remind you that this presentation may contain forward-looking statements that are subject to risks and uncertainties associated with the Company’s business. These statements may concern, among other things, guidance as to future revenues and earnings, operations, transactions, prospects, intellectual property, and the development of product. Additional information that may affect the Company’s business and financial prospects, as well as factors that would cause Kenexa’s actual performance to vary from our current expectations, is available in the Company’s filings with the Securities and Exchange Commission.

Also, I would like to remind you that today’s call may not be reproduced in any form without the express written consent of Kenexa. We may also refer to certain non-GAAP financial measures on this call. I will later discuss the reconciliation of adjusted numbers to GAAP numbers, and a reconciliation schedule showing the GAAP versus non-GAAP financial measures is currently available on our Company website with the press release issued earlier today. Our website is located at www.kenexa.com.

I will now turn the call over to our Chairman and Chief Executive Officer, Rudy Karsan.

Rudy Karsan

Thanks, Don. And thank you for joining us on the call as we review our second quarter results, which were highlighted by better than expected revenue growth and profitability.  We are proud of the trust our customers have placed with us..  Market awareness for talent management solutions continues to grow, and Kenexa’s unique business model and value proposition are driving our significant market share gains.  We are proud of the trust our customers have placed with us.

The combination of strong organic growth and well executed strategic acquisitions has helped Kenexa grow profitably..  This is significant as the market consolidates and customers and potential acquisition candidates are trying to determine which vendor is best positioned for the long-term.  The strength of our business gives us confidence to again raise our top line and non-GAAP income from operations forecast for 2006.

Taking a look at the numbers, our second quarter total revenue came in at $24.7 million, an increase of 54% year-over-year. The most important component of our business, subscription revenue, came in at $19.9 million, a 64% year-over-year increase and a very strong 13% increase on a sequential basis.  The strength of our subscription revenue is being driven by strong bookings across both of our major product categories, in addition to the success of bringing our recently acquired solutions to the market place.

From a profitability perspective, we generated non-GAAP operating income of $4.8 million or a margin of 19.4%.   This represented another record quarterly operating profit and margin, and it was 14% ahead of the high-end of our previously issued guidance.

Our cash flow from operations, excluding the tax benefit associated with FAS123r, was $1.8 million during the quarter, however, this does not take into consideration that we collected approximately $3 million a few days following the end of the second quarter.  As Don will touch on later, we continue to expect very strong cash flow growth for the year, based on our growing profitability margins and strong execution of our on-demand business model.

We believe this is truly an exciting time in the development of the talent management market.  Companies of all sizes are increasingly realizing the significant benefits associated with implementing state-of-the-art systems to improve their talent acquisition and employee performance management business processes.  Talent management solutions such as those that Kenexa is providing reduce external recruiting costs, training costs and turnover while leading to faster time to productivity and greater productivity.

As attractive as the business benefits are, it is important to understand that companies of all sizes are increasingly feeling the pressure to invest in talent management solutions to effectively deal with industry drivers — such as the aging of the workforce, declining tenure of employees, increased globalization and mobility of organization structures and the pressure on the HR department to minimize costs.  We believe these drivers will continue to fuel market demand through the remainder of this year and beyond.

It is increasingly becoming a question of not whether to move forward with the talent management implementation, but which vendor to move forward with.  The market remains highly fragmented, but consolidation activity continues in the market and the majority of vendors are falling back in the race.  We believe that Kenexa is very well positioned to continue gaining share, and to extend our market leadership position, based on the fact that we are the only company in the talent management market that has a full arsenal of on-demand software applications, proprietary content, professional services and the option to fully outsource talent management business processes.  From the time of our IPO, we have stressed that we are the true definition of a total solutions provider, and we believe that our results and growing track record are evidence that this is the preferred model customers are increasingly looking for.

During the June quarter, we continued to see small and large customers turn to Kenexa as their talent manager solutions provider.  Across all of our solutions, we added over 20 “preferred partner” customers during the quarter, which was a record and an  increase from the over 15 level we cited in the prior quarter, and the over 10 level we cited in previous quarters.

On the talent acquisition side, we added customers such as Beckman Coulter, BlueLinx, Pacific Dental, Legacy Health, Health Quest Systems and Providence Health Care.  On the performance management side, we conducted business with customers such as First Energy, WW Grainger, and ADP.  During the quarter, approximately 60% of our new sales were attributable to talent acquisition, while 40% were attributable to performance management, consistent with the prior quarter.

In addition to success with Kenexa’s core applications in both talent acquisition and employee performance management, it is particularly encouraging to see the initial success we have had with bringing recently acquired applications to market.  Indeed, at the time we announced the Webhire acquisition we stated that one of the attractive aspects of the move was that they brought extra domain expertise in the health care vertical.

If you take a step back and look at the new customer names I just mentioned in the talent acquisition space, you notice that we had a very good quarter in the health care vertical.  In addition to having success selling to new customers, we are very pleased to see that our renewal rates involving customers that Webhire brought over are just as good as the best-in-class levels that Kenexa has historically experienced.

In addition, last quarter we announced the relatively small acquisition of Knowledge Workers, a talent management vendor with significant domain expertise in the government sector.  During the June quarter, we were successful in winning a multi-year EPO deal with the US Department of Agriculture that was slightly greater than the price we paid for Knowledge Workers.  We believe that there is a very attractive long-term opportunity in the government sector, and we believe that the domain expertise we brought on board via this acquisition positions us well to capitalize as demand grows.

A cornerstone to Kenexa’s success over the years is that we have gone deep into understanding our customer’s businesses, their employees, successful and unsuccessful strategies for both their business and similar businesses in the industry.  Being successful in the talent management market goes far beyond simply the software, which is why our domain expertise and proprietary content are such major differentiators from a competitive perspective and the reason we are able to deliver such a high level of value for our customers.

For example, for one of the largest consumer companies in the world we not only implemented our talent management technology solutions, but we also helped the customer from services and a content perspective as well.  Specifically, we helped this customer create the surveys and performance indicators for which they would evaluate which candidates were the best fit for their organization.  The higher the candidate scored on our performance evaluation criteria, the greater the likelihood that they would become a successful employee.  This customer hires thousands of employees per year, and it is estimated that the benefit of improving the hiring process led to over $2,000 in productivity gains per new hire.

To put the level of domain expertise required into perspective, in this customer situation we put together a questionnaire of 38 items to assess general work experience and then 33 items that were specific to this customer’s industry.  The assessment included categories such as initiative, stress tolerance, self-control, adaptability, concern for others, persistence, energy, dependability, detail orientation and integrity.  As I mentioned, it is by going deep with our customers that we are able to create long lasting relationships, become a trusted partner and advisor in the area of talent management.

Our domain expertise in the talent management market was a reason we were selected by Beckman Coulter in the second quarter.  They are a leading biomedical testing manufacturer, and they will be implementing our applicant tracking system in addition to Kenexa Selector for behavioral profiling assessments and Kenexa Prove It for skills assessments.  No other vendor could match Kenexa’s end-to-end capabilities in this evaluation, and as the talent management market becomes increasingly strategic, we believe our unique value proposition will become an even greater differentiator.

In summary, our second quarter results were very strong and we continue to be optimistic about our outlook.  Market awareness is growing, demand is strong, and Kenexa is gaining significant share and extending our leadership position. With that, let me turn it over to Don and he will review the financials in more detail.  Don?

Don Volk

Thanks Rudy. I would reiterate your beginning comment that we are pleased with the company’s performance in the second quarter, which was highlighted by record revenue and profitability. Let me start with the details on our second quarter results, and then I’ll finish with guidance for the third quarter and the full year 2006.

Beginning with the P&L. Total revenue for the second quarter was $24.7 million, an increase of 54% over last year.  Subscription revenue is the majority of our revenue, and it is the strategic component of our business that encompasses our on-demand technology solutions.  During the second quarter, our subscription revenue was $19.9 million, representing 81% of our total revenue, and growth of 64% on a year-over-year basis and 13% sequentially.

The remaining $4.8 million of total revenue in the June quarter came from other and professional services, which increased 23% over last year, but decreased 11% on a sequential basis.  Last quarter, you may recall that we pointed out $400 to $500,000 in success fees that were over and above our expectations, and non-recurring in nature.  The majority of the revenue from this line item typically comes from discreet professional services, though we occasionally have a perpetual license that will go into this line item.   For the third quarter in a row we did not sign a perpetual deal.

On a geographic basis, our revenue continues to be heavily skewed toward the US at over 90% of total revenue. Of note, in the second quarter we did increase the level of resources dedicated to growing our international presence with the opening of an office in Taiwan.  However, it will take time for these and other investments to lead to results, particularly considering our ratable revenue recognition model.

Our clients typically purchase subscriptions, and the average length of those subscription deals remains at approximately 2 years.  Looking at customer concentration, again, no customer accounted for more than 10% of our quarterly revenue, and our top 5 customers represented less than 25% of our first quarter revenue.  Our revenue continues to be highly visible as a result of the diversity of our revenue across many customer relationships, long-term contracts with renewal rates that continue to be in the 90+% range, and the growing number of new customers that we are adding to our overall customer base.

During the quarter we added over 20 preferred partners, some of which Rudy discussed earlier.  Our average annual revenue from our top 80 customers (what we refer to as P-cubed) was over $700,000, an increase from the $600,000 level in the prior quarter and a significant increase from the $550,000 level at the end of 2005.  We continue to expand the scope of our customer relationships as a result of expanding the adoption of initial solutions that were purchased and by cross-selling our broad solution suite over time.

Turning to costs and profitability, we will be providing non-GAAP measures of each 2Q 2006 expense category, which excludes the stock-based compensation charges associated with the implementation of FAS-123r and amortization of intangibles associated with previous transactions, in order to provide comparisons to prior periods which do not include such charges.  All comparisons will be using the non-GAAP current period results.

Non-GAAP gross margin was 73.7% in the quarter, an increase from the 73% level in the prior quarter and 71.3% a year ago.  For the second quarter in a row, gross margins remained above the run rate that we had experienced since mid-2004, and this was due to the increased mix of our total revenue coming from subscription revenue, which typically carries a higher margin than professional services and other revenue.  We would not be surprised to see our gross margins move back toward the mid-part of our long-term target of 70-74% for gross margins.

On the operating expense side, non-GAAP sales and marketing came in at $5.6 million or 22.7% of revenue, a reduction from 24.0% in the prior quarter and 24.6% in the year ago quarter.  We continue to invest in sales and marketing to pursue new clients and expand relationships with existing ones; and we are focused on continuing to optimize the productivity of our sales organization.  We ended the quarter with 98 people in sales and marketing.  This is even with the end of the first quarter, but keep in mind that our sales organization was expanded by 26% sequentially in the first quarter as a result of internal hiring and the acquisition of Webhire.  Similar to prior quarters, approximately 75% of our sales organization carries a quota.

Non-GAAP G&A expenses were approximately $5.4 million, or 22% of revenue, slightly below the prior quarter and slightly higher than a year ago.  Non-GAAP R&D expense came in at $1.8 million or 7.3% of revenue, an increase when compared with both the prior quarter and year ago period.   We continue to invest in broadening and deepening our solutions suite from an overall perspective.  We believe that Kenexa has a highly efficient R&D organization that is a result of our significant offshore presence, and we believe the efficiency of our ISO-certified and high quality R&D processes is a key competitive advantage.

The combination of better-than-expected revenue, increased mix of subscription revenue and a focus on operational excellence, led to record non-GAAP income from operations of $4.8 million for the second quarter.  This represented an increase of 85% on a year-over-year basis and an all-time high margin of 19.4%.

Our non-GAAP net income which excludes non-cash based charges such as stock-based compensation expense and amortization of intangibles, was $4.2 million. Based on 21.1 million shares outstanding for the quarter, we generated non-GAAP diluted EPS of $0.20, which was inline with our previous guidance.

Of note, on last quarter’s call we had pointed out that our non-GAAP tax rate would most likely increase from the 6% level at some point in 2006, but we did not know the timing as to when or what level.  As you can see from our press release, during the second quarter our non-GAAP tax rate for reporting purposes was 22%, and this is the new level we believe analysts should use for the remainder of 2006.  It is impressive that our non-GAAP EPS was still in-line with our guidance even though our guidance was based on a tax rate of 6%.

Turning to our results on a GAAP basis, which include the allocation of stock-based compensation to the various expense line items and the amortization of intangibles associated with previous acquisitions.  The following were expense levels determined in accordance with GAAP.  Cost of goods sold $6.7 million; Sales and marketing, $5.7 million; R&D, $1.8million; and G&A, $5.9 million.  For the second quarter, our GAAP income from operations was $3.8 million, or a margin of 16%.  For the June quarter, the GAAP net income applicable to common shareholders was $3.3 million, resulting in GAAP diluted EPS of $0.16.

Our reconciliation of GAAP to non-GAAP expenses and income from operations can be found in our press release and Current Report on Form 8-K filed with the SEC.

We ended the quarter with a strong balance sheet.  Cash and investments were $76.9 million at June 30, 2006, a decrease from $79.5 million at the end of the prior quarter.  The decrease in cash was a result of paying $2.6 million for the acquisition of Knowledge Workers, $1.2 million in prepaid expenses related to investments in our infrastructure and $1.2 million in other cap ex, offset by our positive cash from operations.

Excluding the approximately $400,000 excess tax benefit associated with the implementation of FAS-123r, we generated $1.8 million in cash from operations, an increase of over 50% sequentially. As Rudy mentioned, our second quarter cash from operations did not benefit from the collection of roughly $3 million of accounts receivable in the first week of the third quarter.  We have said many times that quarterly cash flow is skewed by the timing of payments and collections, and as a result we would expect to see a level of catch up in the third quarter and 2H as a result of the collections that have already come in combined with our continued expectations for strong and growing profitability.  In fact, our expectations for full year cash from operations, excluding the impact of FAS 123r, continues to be at least in the mid $20 million dollar range for the full year, which is consistent with our thoughts coming into the year.

A/R ended the quarter at $18 million.  This was an increase from the $13.0 million level at the end of the prior quarter.  In addition to roughly $3 million in collections moving from the last week of the second quarter to the first week of the third quarter, our ending accounts receivable balance also reflects the transition of our collections function to India during the middle of the quarter.  This transition is now complete, and we believe we have not only upgraded our long-term execution capabilities by bringing on broad significant and experienced talent that would be very hard to find domestically, but we have also lowered the cost of this administrative aspect of our business.

Our deferred revenue at the end of the quarter was $17.1 million, an increase of 6% sequentially and 98% on a year-over-year basis.

The strong momentum of our business gives us the confidence to again raise our top line forecast for the year.  Specifically, we are raising our top line forecast for 2006 from $98 to $100 million to $100 to $102 million as a result of continuing strong bookings and pipeline growth.  Within total revenue, we expect subscription revenue of $78 to $80 million, an increase from $77 to $79 million.

As it relates to profitability, we are raising our estimate for non-GAAP operating income from $17.3 to $18.2 million to $19.6 to $20.1 million.  As I indicated earlier, our analysis during 2Q06, along with our independent consultants, determined that our reported effective, non-GAAP tax rate should be 22% for the remainder of 2006, and effectively 19% for the full year.  As a result, we expect non-GAAP EPS of $0.91 to $0.93 for the full year using 20.4 million shares outstanding. We are pleased that our non-GAAP EPS has remained the same at the upper end of the range despite a material increase in our tax rate compared to the last time we upgraded guidance.

I would like to now turn to our outlook for the third quarter of 2006.  We expect the following: Revenue to be $25.5 to $26.0 million, subscription revenue to be $20.3 to $20.7 million, non-GAAP income from operations to be $4.9 to $5.2 million. Assuming a 22% tax rate for reporting purposes and 21.2 million shares outstanding, we expect our diluted, non-GAAP earnings per share to be $0.21 to $0.22.

We will provide our preliminary 2007 top line and profitability forecast on next quarter’s conference call, but for the time being we  expect our tax rate to be 25% in 2007.

In summary, we were very pleased with our second quarter results.  We continued to build on our track record of delivering strong operating results, and we have again increased our top line and operating income forecast based on our quarterly results, strong bookings and growing sales pipeline.  We are excited about the outlook for the remainder of the year, and I’ll now turn it over to the operator to begin the Q&A session.  Operator?